Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES CLINICAL RESEARCH COLLABORATION WITH TAMPA GENERAL HOSPITAL CANCER INSTITUTE

–Study is Real-World Evaluation of the Clinical Utility of Sodium Thiosulfate Injection (PEDMARK®) in Reducing the Risk of Ototoxicity in Adolescent and Young Adult (AYA) and Adult Patients with Non-Metastatic Solid Tumors Receiving Cisplatin Chemotherapy –

Research Triangle Park, NC, March 4, 2026 — Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced that the Tampa General Hospital (TGH) Cancer Institute is initiating a study evaluating the real-world clinical utility of sodium thiosulfate injection (PEDMARK®) in reducing the risk of ototoxicity in Adolescent and Young Adult (AYA) and adult cancer patients receiving cisplatin-based treatment.

“The TGH Cancer Institute, in collaboration with the USF Health Morsani College of Medicine, is committed to better understanding and advancing otoprotective strategies aimed at preserving auditory function in patients receiving cisplatin chemotherapy,” said Gene A. Wetzstein, PharmD, BCOP, Director of Supportive Care Research & Scientific Affairs at the TGH Cancer Institute and principal investigator of the initiative. “This evaluation will examine real-world clinical data and audiology monitoring that will help inform future clinical research and quality efforts in assessing, preventing and managing ototoxicity.”

PEDMARK® is currently approved for pediatric patients one month of age and older with localized non-metastatic solid tumors and is also recognized by the National Comprehensive Cancer Network with a 2A recommendation for use in AYA patients.

“Real-world evidence plays a critical role in demonstrating the clinical utility of PEDMARK® across diverse patient populations and tumor types,” said Pierre S. Sayad, PhD, M.S., chief medical officer of Fennec Pharmaceuticals. “As more institutions generate data on its use outside of controlled trials, clinicians will gain a clearer picture of the important role of PEDMARK® in providing hearing loss protection for patients receiving cisplatin.”

The following sections provide general background information and labeling approved by the U.S. Food and Drug Administration for PEDMARK® and are not intended to solicit participation in any research activity.

About Cisplatin-Induced Ototoxicity

Cisplatin and other platinum-based chemotherapies are widely used to treat solid tumors and have been vital in improving survival rates. Unfortunately, these life-saving treatments often result in permanent, irreversible hearing loss, also known as ototoxicity.i

Hearing loss from cisplatin treatment is not rare. Studies show that between 60-90% of patients treated with cisplatin may develop hearing loss, depending upon the dose and duration of chemotherapyii. Many of those treated with cisplatin will require lifelong hearing aids or cochlear implants, which can be helpful for some, but do not reverse the hearing loss and can be costly over time.iii Treatment-induced hearing loss can reduce quality of survivorship as it impacts many aspects of life, such as speech and language skills, academic performance, social-emotional development,  career potential  and the ability to live independently.iv,v While audiologic monitoring is recommended to help manage ototoxicity, it is currently underutilized in certain cancer patient populations.

PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients 1 month of age and older with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients. PEDMARK is also the first and only therapeutic agent with proven efficacy and safety data with an established dosing regimen, across two open-label, randomized Phase 3 clinical studies, the Children’s Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

Additionally, PEDMARK is recommended for the adolescent and young adult (AYA) population by the National Comprehensive Cancer Network, or NCCN, with a 2A endorsement.

Approximately 500,000 patients in the U.S. are diagnosed annually with cancers that could be treated with a platinum-based chemotherapy.vi,vii The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of those treated will require lifelong hearing aids. Until the FDA approval of PEDMARK, there were no preventative agents for this hearing loss. Patients with hearing loss resulting from cancer treatment have a statistically significant worse quality of life compared with peers who have no hearing loss.viii,ix

PEDMARK has been studied by co-operative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, COG ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, medulloblastoma, and other solid tumors. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information

PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case. Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2.

Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL 6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, will commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI is now commercially available in the U.K. and Germany.

PEDMARK has received Orphan Drug Exclusivity in the U.S. and.; PEDMARQSI has received Pediatric Use Marketing Authorization in Europe, which includes eight years plus two years of data and market protection. Further, Fennec has patents providing protection for PEDMARK until 2039 in both the U.S. and internationally.

For more information, please visit www.fennecpharma.com and follow on LinkedIn.

ABOUT TAMPA GENERAL HOSPITAL

Tampa General Hospital, the Tampa Bay region’s only academic health system, is a 1,530-bed not-for-profit network of hospital and outpatient services spanning across Florida. As the only center for Level l trauma and comprehensive burn care center serving 23 counties, Tampa General  delivers world-class care. The system’s hospitals include Tampa General Hospital, Tampa General Rehabilitation Hospital, Tampa General Behavioral Health Hospital, all in Tampa; Tampa General Brooksville, Tampa General Spring Hill and Tampa General Crystal River. Tampa General is the highest-ranked hospital in Tampa Bay in U.S. News & World Report’s 2025-2026 Best Hospitals, with six medical specialties ranking among the top 50 in the nation and five additional medical specialties ranked among the top 10% best hospital programs in the United States. As the first hospital in Florida to open a clinical command center for real-time situational awareness, the academic health system has elevated its digital care coordination center to the next level by leveraging artificial intelligence (AI) and its analytics platform across inpatient and outpatient care to ensure patients receive leading-edge care as quickly and safely as possible. Tampa General’s commitment to growing and developing its team members is recognized by three prestigious Forbes magazine rankings — in the 2026 America's Best Large Employers ranked as the Tampa Bay region's #1 employer in the health care category for the sixth year in a row, and among the top five in the state of Florida, in the 2025 Best Employers by State and the 2023 America's Best Employers for Women.

Tampa General is the area’s safety-net hospital, caring for anyone regardless of ability to pay; in fiscal year 2024, Tampa General provided a net community benefit of approximately $289.1 million in the form of health care for underinsured patients, community education and financial support to community health organizations in Tampa Bay. It is recognized as one of the adult solid organ transplant centers in the nation and is the primary teaching hospital for the USF Health Morsani College of Medicine. With five medical helicopters, Tampa General transports critically injured or ill patients from surrounding counties to receive the advanced care their conditions require. Tampa General has a nationally accredited comprehensive stroke center and its 32-bed Neuroscience Intensive Care Unit is the largest on the West Coast of Florida. It is home to the Muma Children’s Hospital at TGH, the Jennifer Leigh Muma 82-bed neonatal intensive care unit and a nationally accredited rehabilitation center. Tampa General’s footprint includes TGH North, which consists of three hospitals and several outpatient locations in Citrus and Hernando counties; 17 Tampa General Medical Group Primary Care offices; TGH Family Care Center Kennedy; two TGH outpatient centers; TGH Virtual Health; and 20 TGH Imaging outpatient radiology centers throughout Hillsborough, Pasco, Pinellas and Palm Beach counties. Tampa Bay area residents receive world-class care from the TGH Urgent Care, powered by the Fast Track network of clinics. To see a medical care professional live anytime, anywhere on a smartphone, tablet or computer, visit Virtual Health | Tampa General Hospital (tgh.org). For more information, go to www.tgh.org.

ABOUT USF HEALTH

USF Health is dedicated to making life better through research, education and patient care. It is the partnership of the USF Health Morsani College of Medicine; the College of Nursing; the College of Public Health; the Taneja College of Pharmacy; the School of Physical Therapy and Rehabilitation Sciences; the Biomedical Sciences Graduate and Postdoctoral Programs; and USF Health’s multispecialty physicians group, the largest on the West Coast of Florida. In 2025, U.S. News & World Report ranked the USF Health Morsani College of Medicine as the No. 1 medical school in Florida and in the highest tier nationwide for research. U.S. News also ranked the USF College of Public Health and the USF College of Nursing’s Master of Science program No. 1 in the state. Together with Tampa General Hospital, USF Health forms one of the nation’s premier academic health systems, with more than 1,000 physicians and providers caring for more than 1 million patients each year. USF Health is part of the University of South Florida, a top-ranked research university and member of the Association of American Universities (AAU). USF serves approximately 50,000 students and generates nearly $10 billion in annual economic impact for Florida. For more information, visit health.usf.edu.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK®/PEDMARQSI®, the market opportunity for and market impact of PEDMARK®/ PEDMARQSI®, its potential impact on patients and anticipated benefits associated with its use, future commercial and regulatory milestone and royalty payments from Norgine, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its

Annual Report on Form 10-K for the year ended December 31, 2024. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2026 Fennec Pharmaceuticals Inc. All rights reserved. FEN-1604-v1

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com

i Rybak L. Mechanisms of Cisplatin Ototoxicity and Progress in Otoprotection. Current Opinion in Otolaryngology & Head and Neck Surgery. 2007, Vol. 15: 364-369.

ii Langer T, am Zehnhoff-Dinnesen A, Radtke S, Meitert J, Zolk O. Trends Pharmacol Sci. 2013;34(8):458-469

iii Landier W. Ototoxicity and Cancer Therapy. Cancer. June 2016 Vol. 122, No.11: 1647-1658.

iv Clemens E, van den Heuvel-Eibrink MM, Mulder RL, et al. Recommendations for ototoxicity surveillance for childhood, adolescent, and young adult cancer survivors: a report from the International Late Effects of Childhood Cancer Guideline Harmonization Group in collaboration with the PanCare Consortium. Lancet Oncol. 2019;20(1):e29-e41

v . Bass JK, Knight KR, Yock TI, Chang KW, Cipkala D, Grewal SS. Evaluation and management of hearing loss in survivors of childhood and adolescent cancers: a report from the children’s oncology group. Pediatr Blood Cancer. 2016;63(7):1152-1162.

vi Chattaraj A et al. Cisplatin-Induced Ototoxicity: A Concise Review of the Burden, Prevention, and Interception Strategies. JCO Oncol Pract. 2023;19

vii Freyer DR et al. Effects of sodium thiosulfate versus observation on development of cisplatin-induced hearing loss in children with cancer (ACCL0431): a multicentre, randomised, controlled, open-label, phase 3 trial. Lancet Oncol. 2017;18(1):63-74.

viii Rajput K, Edwards L, Brock P, Abiodun A, Simpkin P, Al-Malky G. Ototoxicity-induced hearing loss and quality of life in survivors of paediatric cancer. Int J Pediatr Otorhinolaryngol. 2020;138:110401. doi:10.1016/j.ijporl.2020.110401

ix Bass JK, Knight KR, Yock TI, Chang KW, Cipkala D, Grewal SS. Evaluation and management of hearing loss in survivors of childhood and adolescent cancers: a report from the children’s oncology group. Pediatr Blood Cancer. 2016;63(7):1152-1162.